UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2008

UPSTREAM BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50331

(Commission File Number)

98-0371433

(IRS Employer Identification No.)

Suite 200 - 1892 West Broadway, Vancouver, British Columbia, Canada V6J 1Y9

(Address of principal executive offices and Zip Code)

(604) 638-1674

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 25, 2008, Dr. Geert Cauwenbergh was appointed as a director of our company to fill one of the vacancies created by the resignation of Philip Rice and Dale Pfost, which resignations were effective as of the same date.

In 2001, Dr. Cauwenbergh founded Barrier Therapeutics, Inc., a pharmaceutical company developing and commercializing products in the field of dermatology, and he subsequently led Barrier Therapeutics’ successful initial public offering. Barrier Therapeutics now markets three products and has a broad development pipeline. Prior to Barrier Therapeutics, Dr. Cauwenbergh was Vice President of Technology of the Johnson & Johnson Consumer and Personal Care Products Companies, leveraging intellectual property owned by Johnson & Johnson to launch new companies and businesses. Previously, Dr. Cauwenbergh served as Vice President of Research & Development of the Johnson & Johnson Consumer Companies Worldwide, Vice President of Product Development and a member of the Management Board of the U.S. Johnson & Johnson Consumer Company and Director of the Corporate Skin Care Council of Johnson & Johnson. He also was a member of the Johnson & Johnson Business Development Council.

Earlier in his career, at Janssen Pharmaceutica in Belgium, Dr. Cauwenbergh was the International Director of Clinical R&D, Dermatology and Infectious Diseases at the Janssen Research Foundation. Dr. Cauwenbergh also serves on the Board of Directors of Ablynx, a development stage biopharmaceutical company. He has authored over 100 publications and co-authored several books. Dr. Cauwenbergh received a Ph.D. in medical sciences from the Catholic University of Leuven, Faculty of Medicine, where he also completed his Master’s and undergraduate work.

We have not been a party to any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded $120,000, and in which Dr. Cauwenbergh had or will have a direct or indirect material interest.

Item 8.01 Other Events.

99.1	Press release announcing the appointment of Dr. Cauwenbergh dated March 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM BIOSCIENCES INC.

By: /s/ Joel Bellenson

Joel Bellenson
Chief Executive Officer

Dated: March 26, 2008

CW1755845.1